Exhibit 3.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT, effective as of February 1, 2009, is made by and among COLUMBIA STATE BANK and COLUMBIA BANKING SYSTEM, INC. (collectively, “Employer”) and MELANIE J. DRESSEL (“Executive”).

Recitals

A. Employer and Executive are parties to an Employment Agreement (“Original Agreement”), effective as of August 1, 2004, pursuant to which (i) Executive is entitled to receive certain payments and benefits in connection with a change of control of Employer, and (ii) Employer will reimburse Executive to the extent such payments and benefits result in taxes being imposed on Executive under the provisions of Internal Revenue Code § 4999 (such reimbursement being, the “Gross-Up Payment”).

B. Employer and Executive have agreed to amend the Original Agreement to eliminate the Gross-Up Payment and to limit Executive’s change of control payments and benefits as set forth herein.

NOW, THEREFORE, for and inconsideration of the above, and the mutual covenants, terms and conditions hereof, the parties hereto agree as hereinafter set forth below.

Agreement

1. Amendment. Section 6.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

6.3 Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, if the total of the payments and benefits under Section 6.1, together with any other payments or benefits received by Executive from Employer, will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Parachute Payment Amount”), then such payments shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.

2. Miscellaneous.

2.1 Entire Agreement. Except as specifically amended hereby, the Original Agreement remains in full force and effect and incorporates in full the provisions of this Amendment.

2.2. Governing Law. This Amendment is made with reference to and is intended to be construed in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Amendment effective on February1, 2009.

COLUMBIA STATE BANK

By:	/s/ William T. Weyerhaeuser
William T. Weyerhaeuser
Its Chairman

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ William T. Weyerhaeuser
William T. Weyerhaeuser
Its Chairman

EXECUTIVE

/s/ Melanie J. Dressel
Melanie J. Dressel

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